UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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HARTFORD HLS SERIES FUND II, INC.
(Name of Registrant As Specified In Its Charter)
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HARTFORD U.S. GOVERNMENT SECURITIES HLS FUND

(A SERIES OF HARTFORD HLS SERIES FUND II, INC.)

P. O. Box 2999

Hartford, Connecticut 06104-2999

INFORMATION STATEMENT

REGARDING CHANGE OF INVESTMENT SUB-ADVISER

Important Notice Regarding the Availability of this Information Statement

This information statement is available at
http://www.hartfordinvestor.com/servlet/Satellite?c=Page&cid=1200230782689&pagename=Investor%2FPage%2FCommon

April 3, 2012

This information statement is being provided to the shareholders of the Hartford U.S. Government Securities HLS Fund (the “Fund”), a series of the Hartford HLS Series Fund II, Inc. (the “Company”).  This information statement is also being provided to owners of variable annuity and variable life insurance contracts issued by insurance companies which hold shares of the Fund through Separate Accounts (“Contract Owners”).  This information statement is being provided to Fund shareholders and Contract Owners in accordance with an exemptive order granted by the U.S. Securities and Exchange Commission (“SEC”) which permits the Fund’s investment manager, HL Investment Advisors, LLC (“HL Advisors”), to terminate and replace a Fund’s sub-adviser not affiliated with HL Advisors without obtaining shareholder approval if the Company’s Board of Directors (the “Board”) has approved the new sub-adviser.

This information statement provides Fund shareholders with detailed information regarding the change in the Fund’s sub-adviser on or about March 5, 2012 to Wellington Management Company, LLP (“Wellington Management”), replacing Hartford Investment Management Company (“Hartford Investment Management”), the previous sub-adviser.  Notice of this information statement is being mailed on or about April 14, 2012 to shareholders of record of the Fund as of March 30, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company will furnish, without charge, to any shareholder upon request, a copy of the Fund’s most recent annual report and the Fund’s most recent semi-annual report succeeding the annual report.  A copy of the annual/semi-annual report is available on the Fund’s website at www.hlsfunds.com/prospectus, by writing to: Hartford HLS Funds, c/o The Hartford Wealth Management — Global Annuities, P.O. Box 14293, Lexington, KY 40512-4293, or by calling 1-800-862-6668.

To help lower the impact of operating costs, the Company attempts to eliminate mailing duplicate documents to the same address. When two or more Fund shareholders have the same last name and address, the Company may send only one prospectus, annual report, semiannual report, information statement or proxy statement to that address rather than mailing separate documents to each shareholder. Shareholders may opt out of this single mailing at any time by contacting the Company at the telephone number or address set forth above and requesting the additional copies of Fund documents. Shareholders sharing a single mailing address who are currently receiving multiple copies of Fund documents can request delivery of a single copy instead by calling the same telephone number or writing to the same address.

INTRODUCTION

At a meeting held on November 21, 2011, the Board, including the directors who are not “interested persons” of the Company (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (“Independent Directors”), approved (1) the appointment of Wellington Management as the Fund’s new sub-adviser to replace the Fund’s existing sub-adviser; and (2) an amendment to the existing Investment Sub-Advisory Agreement between HL Advisors and Wellington Management (as amended, the “Agreement”) reflecting Wellington’s appointment as sub-adviser to the Fund.  The appointment of Wellington Management as the Fund’s sub-adviser Fund does not require shareholder approval.

Until on or about March 5, 2012, Hartford Investment Management served as the Fund’s sub-adviser, pursuant to an investment sub-advisory agreement dated October 1, 2009 between HL Advisors and Hartford Investment Management (the “Hartford Investment Management Agreement”).  At the meeting held November 21, 2011, the Board voted to terminate the Hartford Investment Management Agreement.  The Hartford Investment Management Agreement was terminated on or about March 5, 2012.

HL Advisors recommended the selection of Wellington Management and reviewed with the Board the considerations that led to its recommendation.  Among other matters, HL Advisors reviewed the capabilities of Wellington Management and the terms of the “preferred partnership” arrangement pursuant to which, among other things, Wellington Management would serve as the preferred sub-adviser to the Hartford HLS Funds and Hartford-sponsored funds.  Based upon its review, the Board concluded that it was in the best interest of the Fund and its shareholders to approve the Agreement.  A description of the material factors and conclusions which formed the basis of the Board’s determination is provided below under the heading “Discussion of Board Considerations.”

In connection with the change in sub-adviser, HL Advisors has agreed to decrease the management fees payable by the Fund at certain asset levels.  The investment management agreement between the Company and HL Advisors provides for the Fund’s payment of a management fee to HL Advisors at an annual rate stated as a percentage of the Fund’s average daily net asset value prior to and in connection with the sub-adviser change as follows:

Management Fees Payable to HL Advisors Prior to the Sub-Adviser Change:	Management Fees Payable to HL Advisors In Connection with the Sub-Adviser Change:
0.450% of the first $5 billion	0.450% of the first $500 million
0.430% of the next $5 billion	0.445% of the next $500 million
0.420% in excess of $10 billion	0.440% of the next $1.5 billion
0.435% of the next $2.5 billion
0.430% of the next $5 billion
0.420% in excess of $10 billion

For the Fund’s fiscal year ended December 31, 2011, HL Advisors received management fees totaling $5,363,470 for serving as investment manager to the Fund.  Of that, HL Advisors paid $598,000 in sub-advisory fees to Hartford Investment Management.  As noted above, the overall management fee rates paid by shareholders of the Fund will not increase as a result of the approval of the Agreement.

DISCUSSION OF BOARD CONSIDERATIONS

Section 15(c) of the 1940 Act requires that each mutual fund’s board of directors, including a majority of its Independent Directors, initially approve, and annually review and consider the continuation of, the mutual fund’s investment sub-advisory agreement(s). At its meeting held on November 21, 2012, the Board, including each of the Independent Directors, unanimously voted to approve the Agreement.  The Agreement went into effect on March 5, 2012.

Prior to approving the Agreement, the Board requested, received, and reviewed written responses from HL Advisors and Wellington Management to questions posed to them on behalf of the Independent Directors and supporting materials relating to those questions and responses (the “Adviser Materials”). In addition, the Board received an in-person presentation from Fund officers and representatives of HL Advisors about the proposal to replace Hartford Investment Management, the Fund’s current sub-adviser, with Wellington Management. The Board’s Investment Committee also met in person with members of the proposed portfolio management team for the Fund regarding the capabilities of Wellington Management and the associated benefits to the Fund and its shareholders. In addition, the Board had previously received information with respect to Wellington Management in connection with Wellington Management’s re-approval on August 2-3, 2011 as the sub-adviser to certain other Hartford-sponsored funds.

In determining to approve the Agreement for the Fund, the members of the Board reviewed and evaluated information and factors they believed to be relevant and appropriate in light of the information that the Board deemed necessary and appropriate through the exercise of their reasonable business judgment. While individual members of the Board may have weighed certain factors differently, the Board’s determination to approve the Agreement was based on a comprehensive consideration of all information provided to the Board with respect to the approval of the Agreement. A more detailed discussion of the factors the Board considered with respect to its approval of the Agreement is provided below.

Nature, Extent, And Quality Of Services to be Provided by Wellington Management

The Board requested and considered information concerning the nature, extent, and quality of the services to be provided to the Fund by Wellington Management. The Board considered, among other things, the terms of the Agreement, the range of services to be provided, and Wellington Management’s organizational structure, systems and personnel. The Board also considered Wellington Management’s reputation and overall financial strength, and the Board’s past experience with Wellington Management as sub-adviser for other Hartford-sponsored funds. The Board considered the terms of the “preferred partnership” arrangement pursuant to which Wellington Management would serve as the preferred sub-adviser to the Hartford-sponsored funds, including the benefits of the arrangement for the Fund and other Hartford-sponsored funds.

With respect to Wellington Management’s fixed income capabilities, the Board considered that HL Advisors believes that Wellington Management is a high quality fixed income manager with greater depth and breadth relative to Hartford Investment Management and other peer advisory firms and that Wellington Management has strong investment capabilities with expertise across various investment disciplines. The Board also considered Wellington Management’s global fixed income capabilities, including the number and geographic locations of Wellington Management’s investment personnel. The Board noted that during the past ten years, Wellington Management had been committed to supporting the growth of its fixed income teams by allocating additional resources, personnel and technology to these teams, and also noted that Wellington Management is focused entirely on third-party asset management and has experience managing assets for a diverse set of clients, including fixed income mutual funds, with different objectives and guidelines. In addition, the Board considered Wellington Management’s risk management systems, noting that they are embedded within the firm’s fixed income process.

With respect to the day-to-day portfolio management services to be provided by Wellington Management, the Board considered the Investment Committee’s meeting with members of the proposed portfolio management team, and Wellington Management’s investment philosophy and process, investment research capabilities and resources, performance record, trade execution capabilities and experience. The Board also considered the experience of the proposed portfolio manager.

The Board also considered information previously provided by HL Advisors and Wellington Management regarding Wellington Management’s compliance policies and procedures and compliance history, and received a representation from HL Advisors that the written compliance policies and procedures of Wellington Management are reasonably designed to prevent violations of the federal securities laws.

In considering this information, the Board evaluated not only the information presented to the Board and the Investment Committee in connection with its consideration of the Agreement, but also the Board’s experience through past interactions with Wellington Management. Based on these considerations, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Fund by Wellington Management.

Performance of Wellington Management

The Board considered the investment performance of Wellington Management and its portfolio management team, including the performance of the Wellington Management composite for accounts with investment objectives, policies and principal investment strategies comparable to one or more components of the Fund’s principal investment strategy. The Board noted that the performance of the Wellington Management composite was favorable and noted differences between portfolio statistics of the composite when compared to the Fund. HL Advisors and Wellington Management also provided additional information about the broad range of the portfolio management team’s investment experience and its investment philosophy and process.

Based on these considerations, the Board concluded that it was satisfied that Wellington Management has the capability of providing satisfactory investment performance for the Fund.

Costs of the Services and Profitability of HL Advisors and Wellington Management

The Board reviewed information regarding HL Advisors’ cost to provide investment management and related services to the Fund and the estimated profitability to HL Advisors and its affiliates from all services provided to the Fund and all aspects of their relationship with the Fund both under the sub-advisory arrangement with Hartford Investment Management and assuming implementation of the Agreement with Wellington Management.  The Board also requested and received information relating to the operations and profitability of Wellington Management.

Based on these considerations, the Board concluded that the profits anticipated to be realized by HL Advisors, Wellington Management and their affiliates from their relationships with the Fund would not be excessive.

Comparison of Fees and Services

With respect to the sub-advisory fee schedule to be paid to Wellington Management by HL Advisors in respect of the Fund, the Board considered comparative information with respect to the sub-advisory fees to be paid by HL Advisors to Wellington Management. The Board considered information provided by Wellington Management to the Investment Committee of the Board about the quality of services to be performed for the Fund and Wellington Management’s investment philosophy. In addition, the Board considered HL Advisors’ representation that it had negotiated Wellington Management’s fees at arm’s length.

The Board considered that, in connection with the sub-adviser change, HL Advisors proposed to add additional breakpoints to the Fund’s contractual management fee schedule for HL Advisors that would result in management fee reductions at certain asset levels.

Based on these considerations, the Board concluded that the Fund’s proposed sub-advisory fees, in conjunction with the information about quality of services, profitability, economies of scale, and other matters discussed, were reasonable in light of the services to be provided.

Economies of Scale

The Board considered the extent to which economies of scale would be realized as the Fund grows and whether the fee levels reflect these economies of scale for the benefit of the Fund’s shareholders. The Board reviewed the breakpoints in the management fee schedule for the Fund, which reduces fee rates as Fund assets grow over time. The Board noted HL Advisors’ proposal to add additional breakpoints to the Fund’s management fee schedule in connection with the sub-adviser change, thereby reducing fee rates above certain asset levels.

The Board reviewed relevant information included in the Adviser Materials regarding comparative breakpoint information for other funds in the Fund’s Lipper peer group. Based on these considerations, the Board concluded that it was satisfied with the extent to which economies of scale would be shared for the benefit of the Fund’s shareholders based on currently available information and the effective advisory fees and expense ratios for the Fund at its current and reasonably anticipated asset levels. The Board noted, however, that it would review future growth in Fund assets and the appropriateness of the breakpoints as part of its future annual review of the Agreement and the investment management agreement between the Fund and HL Advisors.

Other Benefits

The Board considered other benefits to Wellington Management and its affiliates from their relationships with the Fund. The Board also considered the benefits, if any, to Wellington Management from any use of the Fund’s brokerage commissions to obtain soft dollar research, and representations from HL Advisors and Wellington Management that Wellington Management would not make any revenue-sharing payments or any other type of distribution payments to HL Advisors or its affiliates.

* * * *

Based upon its review of these various factors, among others, the Board concluded that it is in the best interests of the Fund and its shareholders for the Board to approve the Agreement. In reaching this decision, the Board did not assign relative weights to the factors discussed above or deem any one or group of them to be controlling in and of themselves. In connection with its deliberations, the Independent

Directors met separately in executive session, with independent legal counsel, to review the relevant materials and consider their responsibilities under relevant laws and regulations.

DESCRIPTION AND COMPARISON OF THE AGREEMENT AND THE HARTFORD INVESTMENT MANAGEMENT AGREEMENT

The following discussion summarizes key terms of the Agreement and the obligations of Wellington Management, indicating any material differences between the Agreement and the Hartford Investment Management Agreement.

Sub-Advisory Services.  Under the Agreement, Wellington Management provides investment sub-advisory services with respect to the Fund’s assets.  HL Advisors’ responsibilities as the Fund’s investment manager generally remain unchanged.  HL Advisors continues to be responsible for overseeing and reviewing the performance of the Fund’s sub-adviser.  The Agreement provides that Wellington Management will evaluate and implement an investment program appropriate for the Fund, which program will be amended and updated from time to time as financial and other economic conditions change as determined by HL Advisors and Wellington Management.

The Agreement provides that Wellington Management, in consultation with HL Advisors when appropriate, will make all determinations with respect to the investment of the Fund’s assets and the purchase or sale of portfolio securities, and will take such steps as may be necessary to implement the same.  Additionally, the Agreement requires Wellington Management to furnish regular reports with respect to the Fund at periodic meetings of the Board and at such other times as may be reasonably requested by the Board.  The Agreement provides that these reports will include Wellington Management’s economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Fund since the last report.

Compliance with Laws, Regulations and Other Restrictions.  The Agreement requires that Wellington Management manage the Fund’s portfolio in conformity with the Company’s Articles of Incorporation and By-laws, each as amended from time to time, the 1940 Act and other applicable laws.  The Agreement also requires that Wellington Management manage the Fund’s portfolio to the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information, any investment guidelines or other instructions received in writing from HL Advisors and any policies and instructions as the Board or HL Advisors may from time to time establish and deliver to Wellington Management.  Under the Agreement, Wellington Management must also cause the Fund to comply with certain provisions of the Internal Revenue Code of 1986, as amended.

Brokerage.  Under the Agreement, Wellington Management selects the brokers or dealers that will execute the purchases and sales of portfolio securities and places all such orders in the name of the Fund or its nominees.  Subject to and in accordance with any directions that the Board or HL Advisors may issue from time to time, Wellington Management may be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington Management determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington Management’s overall responsibilities with respect to the Fund and Wellington Management’s other clients.  The Agreement does not limit or restrict Wellington Management’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

Compensation and Allocation of Expenses.  The Agreement provides that, as compensation for the performance of the services by Wellington Management, HL Advisors will pay a quarterly fee to

Wellington Management calculated on the basis of the average daily net asset value of the Fund.  Wellington Management bears all expenses in connection with the performance of its services under the Agreement.  These provisions differ from the Hartford Investment Management Agreement, which provided that, as compensation for the performance of the services by Hartford Investment Management under the Agreement, HL Advisors would pay to Hartford Investment Management on a quarterly basis the equivalent of all direct and indirect expenses incurred by Hartford Investment Management in connection with the performance of its duties under the Hartford Investment Management Agreement.

Liability and Indemnification.  Pursuant to the Agreement, Wellington Management will not be liable for any loss or losses sustained by reason of any investment, including the purchase, holding or sale of any security, as long as Wellington Management acted in good faith and with due care.  The Agreement further provides that the provisions of the Agreement will not be deemed to protect Wellington Management, and Wellington Management will indemnify HL Advisors, for any and all loss, damage, judgment, fine or award paid in settlement and attorney’s fees related to Wellington Management’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Agreement.  These liability provisions are similar to the Hartford Investment Management Agreement, except that Hartford Investment Management was subject to liability, and was required to indemnify HL Advisors, in the event of its willful misfeasance, bad faith or negligence (rather than gross negligence) in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Hartford Investment Management Agreement.

Term.  The Agreement has an initial two-year term and will continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, and (ii) in either event, by the vote of a majority of the members of the Board who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on the Agreement.

Termination.  The Agreement can be terminated at any time without the payment of any penalty either by vote of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, or by HL Advisors on written notice to Wellington Management.  Wellington Management may terminate the Agreement on 90 days’ prior written notice to HL Advisors, but such termination will not be effective until HL Advisors has contracted with one or more persons to serve as a successor sub-adviser to the Fund (or HL Advisors or an affiliate of HL Advisors agrees to manage the Fund) and such person has assumed such position.  The Agreement terminates automatically in the event of its assignment, and also terminates automatically upon termination of the investment management agreement between HL Advisors and the Company.

With the exception of the differences discussed above, the terms of the Agreement are substantially similar to the terms of the Hartford Investment Management Agreement.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

INFORMATION ABOUT WELLINGTON MANAGEMENT

Wellington Management provides day-to-day management for the Fund’s portfolio.  Wellington Management is a Massachusetts limited liability partnership with principal offices at 280 Congress Street, Boston, Massachusetts 02210.  Wellington Management is a professional investment counseling firm that provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years. As of December 31, 2011, Wellington Management had investment management authority with respect to approximately $651 billion in assets.

Wellington Management acts as investment adviser or sub-adviser to the following registered investment company with a similar principal investment strategy to the Fund:

Fund	Net Assets as of February 29, 2012
Fund A	$1,064 million

The name and principal occupation of the principal executive officers of Wellington Management are listed below.

Name	Position
Charles Sean Argyle	Partner and Executive Committee Member
Edward Peter Bousa	Partner and Executive Committee Member
Cynthia Mary Clarke	Partner and Chief Legal Officer
Wendy Miller Cromwell	Partner and Executive Committee Member
Saul Joseph Pannell	Partner and Executive Committee Member
Phillip H. Perelmuter	Partner and Executive Committee Member
Edward Joseph Steinborn	Partner and Chief Financial Officer
Brendan Joseph Swords	Partner and Executive Committee Member
Robert James Toner	Chief Compliance Officer
Perry Marques Traquina	Partner, President, Chief Executive Officer and Executive Committee Member
Vera Maria Trojan	Partner and Executive Committee Member
James William Valone	Partner and Executive Committee Member

The business address for each individual mentioned above is 280 Congress Street, Boston, Massachusetts 02210.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Wellington Management, and did not pay any fees to Wellington Management for services provided to the Fund.

No officer or director of the Fund is an officer, employee, director, general partner or shareholder of Wellington Management.

ADDITIONAL INFORMATION

HL Advisors, the Fund’s investment manager, and Hartford Life Insurance Company (“Hartford Life”), the administrator for the Fund, are principally located at 200 Hopmeadow Street, Simsbury, Connecticut 06089.  The management fee paid by the Fund to HL Advisors covers, in addition to investment management services, the administrative services that are provided by Hartford Life.  Accordingly, no separate administration fee was paid to Hartford Life during the prior fiscal year.

Hartford Securities Distribution Company, Inc. (the “distributor”), 200 Hopmeadow Street, Simsbury, Connecticut 06089, acts as the Fund’s principal underwriter.  During the prior fiscal year, the Class IB shares of the Fund paid 12b-1 fees of $534,508 to the distributor as compensation for its expenditures in financing any activity primarily intended to result in the sale of Fund shares.

Hartford Life provides fund accounting services to the Fund.  During the prior fiscal year, the Fund paid $143,040 to Hartford Life for provision of fund accounting services.

As of December 31, 2011, the officers and directors of the Company as a group beneficially owned less than 1% of the outstanding shares of each class of the Fund. As of December 31, 2011, the following persons held an interest in the Fund equal to 5% or more of the outstanding shares of a class:

	Percentage of Ownership
	Class IA	Class IB

Hartford Life*	95%	100%

*           Pursuant to state insurance law, Hartford Life, or its affiliates, is the owner of all Fund shares held in separate accounts of Hartford Life or its affiliates (such shares are held for the benefit of contract holders and policy owners).